Exhibit 99

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
+1 720-332-4374	+1 720-332-8276
Tom.Fitzgerald@westernunion.com	Mike.Salop@westernunion.com

Richard A. Goodman Appointed to Western Union Board of Directors

Englewood, Colo., Jan. 3, 2012 – The Western Union Company (NYSE: WU), a leader in global payment services, announced today that Richard A. Goodman has been appointed to the company’s Board of Directors, effective January 1, 2012.

Mr. Goodman, age 63, will serve on the audit committee of the Board until the next annual election of directors. The appointment of Mr. Goodman increases the number of directors from nine to 10.

Mr. Goodman joined PepsiCo in 1992 and held a variety of senior financial positions within the company, including serving as chief financial officer. From 2010 to 2011, he was executive vice president, global operations. He retired from PepsiCo at the end of 2011. Earlier, he was with W.R. Grace & Co. in a variety of senior financial positions.

“The addition of Richard Goodman to Western Union’s Board of Directors brings a global executive with strong financial credentials and accomplishments as our company continues to accelerate the delivery of its products and services to new customers,” said Jack M. Greenberg, Chairman of the Board of Western Union. “We are looking forward to his advice and counsel in the coming years and anticipate that he will make a valuable contribution to Western Union’s business.”

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of Sept. 30, 2011, the Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of approximately 485,000 agent locations in 200 countries and territories. In 2010, The Western Union Company completed 214 million consumer-to-consumer transactions worldwide, moving $76 billion of principal between consumers, and 405 million business payments. For more information, visit www.westernunion.com.